UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 23, 2009

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireless and wireline telecommunications services and equipment, and directory advertising both domestically and worldwide.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

We announced on July 23, 2009 that second-quarter 2009 earnings were $0.54 per diluted share compared with $0.63 per share for the second quarter of 2008. Second-quarter 2009 earnings were $3.2 billion compared with $3.8 billion for the second quarter of 2008.

Second quarter results reflected continued wireless subscriber gains and growth in wireless data services and wireline IP data services.  Growth in these areas were offset by continuing revenue declines in voice and legacy data products as well as volume-based acquisition costs associated with our launch of  the iPhone 3GS on June 19.

Second-quarter 2009 revenues were $30.7 billion compared with $30.9 billion in second-quarter 2008 and second-quarter 2009 operating expenses were $25.2 billion compared with $24.3 billion in the year-ago quarter. Second-quarter 2009 reported operating income margin was 17.9%, down from 21.3% in the year-ago quarter, reflecting lower revenue growth, costs associated with the iPhone 3GS launch and noncash pension and retiree benefit expenses of more than $400 million.  Second-quarter operating income was $5.5 billion versus $6.6 billion in the year-ago quarter.

AT&T Mobility’s reported revenues for the second-quarter 2009 were $13.2 billion up from $12.0 billion the year-ago quarter. The increase in revenues reflected an increase in net customers and continued strong growth in data revenues.  AT&T Mobility recorded a net gain of 1.4 million wireless customers in the second quarter of 2009, including 1.2 million postpaid subscribers, bringing AT&T Mobility's customer base at quarter-end to 79.6 million up 6.7 million compared with second-quarter 2008.  Average revenue per postpaid subscriber increased 2.3 percent versus the year-earlier second quarter due to strong growth in data services.  Second-quarter 2009 reported operating expenses totaled $10.1 billion, up 12.5 percent compared with the second quarter of 2008, reflecting the launch of the iPhone 3GS, including customer acquisition costs.

Revenues from our wireline business customers were $10.6 billion versus $11.2 billion in the year-ago quarter, reflecting continuing economic pressures on both retail and wholesale customers, primarily in voice products and legacy data products. Revenues from wireline consumer customers were $5.4 billion compared with $5.7 billion in the year-ago quarter, as a decline in voice revenues more than offset a continued increase in broadband and video revenues.  Wireline IP data revenues, including U-verse, broadband and business products, increased 17 percent and now represent 48.3% of total wireline data revenues.  Wireline operating expenses were stable versus the year-earlier quarter and sequentially.

Revenue connections from our wireline consumer customers (retail voice, high speed Internet and video) totaled 46.3 million at quarter-end 2009 versus 48.4 million at quarter-end 2008 and 46.8 million at the end of the first quarter of 2009.  Total wireline consumer broadband and TV connections over the past year increased by 1.9 million.  Our total switched access lines at the end of the second quarter of 2009 were 52.4 million compared with 58.9 million in the year-ago quarter.  The number of U-verse subscribers was nearly 1.6 million at quarter-end 2009, with a net gain of 248,000 subscribers in the second quarter of 2009.  U-verse deployment exceeded 19 million living units as of quarter-end 2009.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: July 23, 2009	By: /s/ John J. Stephens John J. Stephens Senior Vice President and Controller